Exhibit 10.1

March 18, 2011

Tom Murray

6 Horse Hill Street

Dunstable, MA 01827

Dear Tom:

We are delighted to offer you a position at Carbonite and hope you’ll decide to join us. This letter serves to confirm the terms of our offer of employment:

Position:	VP, Marketing

Status:	Full-time, Regular, Exempt

Reporting to:	Swami Kumaresan

Compensation:

Base salary of $11,666.66 semi-monthly, which is the equivalent of 280,000.00 annually, paid in accordance with the Company’s normal payroll procedures. You should note that Carbonite may modify salaries and benefits from time to time as it deems necessary.

All forms of compensation which are referred to in this offer letter are subject to reduction to reflect applicable withholding, payroll and other required taxes and deductions.

Bonus:	You will be eligible for an incentive management bonus consistent with your position and bonus plans for the rest of the management team. The timing and amount of any bonus is subject to the discretion and approval of the Compensation Committee of the Board of Directors. Any bonus for your first year of employment will be pro-rated to reflect the actual number of days worked in that year.

Stock Options:	Options on 60,000 shares of Carbonite’s common stock vesting over four years with 25% vesting on your first anniversary of employment and the balance vesting in equal quarterly installments thereafter. The option exercise price will be equal to the fair market value of Carbonite’s common stock as of the date of grant, as determined by our Board of Directors. All option grants described in this Section are subject to approval by Carbonite’s Board of Directors and the specific terms of the options will be governed by Carbonite’s stock incentive plan and separate option agreement to be entered into by you and Carbonite.

Expected Start Date:	On or before April 18, 2011

This offer will expire Monday, March 21, 2011 at 5pm.

Please bring your Social Security Card on your first day. We will make a copy of your card and it will be kept in your employee file for payroll purposes.

Please understand that your employment with Carbonite is for no specified period of time and constitutes “at-will” employment. As a result, you are free to resign at any time, for any reason or for no reason, with or without notice. Similarly, Carbonite is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to Carbonite documentary evidence of your identity and eligibility for employment in the United States (see the enclosed copy of Form I-9 for a description of acceptable forms of documentary evidence). Such documentation must be provided to Carbonite within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Like all Carbonite employees, you will be required, as a condition of your employment with Carbonite, to sign on or before your first day of employment, the Company’s Confidentiality, Invention Assignment and Non-Competition Agreement, two copies of which are included with this offer letter. Please sign one copy and return it with this letter, retaining the other copy for your files.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or that may limit the manner in which you may be employed.

You agree that, during the term of your employment with Carbonite, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which Carbonite is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to Carbonite.

To indicate your acceptance of this offer, please sign and date the attached Acceptance and Acknowledgement. A duplicate original is enclosed for your records. This letter, along with the Carbonite Confidentiality, Invention Assignment and Non-Competition Agreement, set forth the terms of your employment with Carbonite and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Chief Executive Officer or Chief Financial Officer of Carbonite and by you.

We are excited to welcome you to the Carbonite team and look forward to a mutually beneficial relationship.

Sincerely,

CARBONITE, INC.

David Friend, CEO

ACCEPTANCE AND ACKNOWLEDGMENT

I accept the offer of employment from Carbonite as set forth in the offer letter dated March 18, 2011. I understand and acknowledge that my employment with Carbonite is for no particular term or duration and at all times is at-will, meaning that I, or Carbonite, may terminate the employment relationship at any time, with or without cause and with or without prior notice. Additionally, I acknowledge that the Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees, and that my job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

I understand and agree that the terms and conditions set forth in the offer letter represent the entire agreement between Carbonite and me superseding all prior negotiations and agreements, whether written or oral. I understand that the terms and conditions described in the offer letter, along with the Carbonite Confidentiality, Invention Assignment and Non-Competition Agreement are the terms and conditions of my employment. No one other than Carbonite’s Chief Executive Officer or Chief Financial Officer is authorized to sign any employment or other agreement which modifies the terms of the offer letter and Carbonite’s Confidentiality, Invention Assignment and Non-Competition Agreement, and any such modification must be in writing and signed by either such executive. In addition, I understand that any promotion, increase in compensation and/or offer regarding other positions must be in writing and signed by my manager and the appropriate individual in the Human Resources Department. I understand that Carbonite may, in its sole discretion, modify salary and benefits as well as other plans and programs from time to time as it deems necessary.

Signature:	/s/ Thomas A. Murray

Printed Name:	Thomas A. Murray

Date:	3/17/11

April 18, 2011

Tom Murray

6 Horse Hill Street

Dunstable, MA 01827

Dear Tom:

This letter serves to amend and confirm the terms of the prior offer letter to you from Carbonite, Inc. (the “Company” or “us”). Your prior offer letter did not provide for any severance payments if your employment were terminated by us without cause. The Company wishes to make this benefit available to you. Accordingly, upon your counter signature to this amendment to your offer letter below, your severance benefits are amended so that if you are terminated without Cause (as defined below) or are Constructively Terminated (as defined in your option agreement), you will be entitled to receive an amount equal to (i) your then current base salary for a three-month period commencing with the effective date of your termination of employment with the Company (the “Severance Period”) and (ii) an amount equal to three times the monthly amount that the Company paid for your participation in the Company’s health insurance plan during the month immediately preceding the your termination date. The foregoing amounts shall be payable pro rata over the Severance Period in accordance with the Company’s normal payroll practices; provided, however, that the Company shall not make any severance payments unless and until (x) you execute and deliver to the Company a general release in substantially the form of Exhibit A attached hereto (the “Release”), (y) such Release is executed and delivered to the Company within twenty-one (21) days after your termination date and (z) all time periods for revoking the Release have lapsed. If you are terminated during the month of December of any calendar year and are owed severance hereunder, no severance payments shall be made prior to January 1st of the next calendar year and any amount that would have otherwise been payable to you in December of the preceding calendar year will be paid to you on the first date in January on which you would otherwise be entitled to any payment For purposes of this severance provision, “Cause” shall mean (1) willful misconduct in connection with your employment or willful failure to perform your responsibilities in the best interests of the Company, as determined by the Company willful misconduct in connection with your employment or willful failure to perform your responsibilities in the best interests of the Company, as determined by the Company; (2) conviction of, or plea of nolo contendre or guilty to, a felony under the laws of the United States or any State; (3) any act of fraud, theft, embezzlement or other material dishonesty by you which harmed the Company; (4) intentional violation of a federal or state law or regulation applicable to the Company’s business which violation was or is reasonably likely to be injurious to the Company, or (5) repeated failure to perform your duties and obligations of your position with the Company which failure is not cured within 30 days after notice of such failure from the Company to you. Following your termination date, all benefits offered by the Company, including health insurance benefits, shall cease. From and after such date, you may elect to continue your participation in the Company’s health insurance benefits at your expense pursuant to COBRA by notifying the Company in the time specified in the COBRA notice you will be provided and paying the monthly premium yourself. Notwithstanding the above, if you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then any amounts payable to you during the first six months and one day following the date of termination that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code (as determined by the Company in its sole discretion) shall not be paid to you until the date that is six months and one day following such termination to the extent necessary to avoid adverse tax consequences under Section 409A of the Code.

Please note that your employment relationship with us remains at-will. By signing below, you acknowledge that this letter amends your offer letter and you affirm the other provisions of the existing offer letter.

Sincerely,

CARBONITE, INC.

By:	/s/ David Friend	/s/ Thomas A. Murray
David Friend		Sign Name
CEO		Thomas A. Murray
Print Name

Date: 4/20/11

WAIVER OF CLAIMS AND GENERAL RELEASE

This Waiver of Claims and General Release (the “Release”) is to confirm that the undersigned’s at-will employment with Carbonite, Inc. (the “Company”) is terminated effective as of     , 20     (the “Termination Date”). Effective as of the Termination Date, by execution of this Release, the undersigned (“you”) hereby resign from all offices you hold with the Company and any of its subsidiaries.

Please read this Release carefully. To help you understand the Release and your rights as a terminated employee, consult with your attorney.

Consistent with the provisions of that certain Severance Agreement by and between you and the Company dated as of              (the “Severance Agreement”), the Company will provide you with severance pay pursuant to the terms of the Severance Agreement. In consideration for the severance payments and other good and valuable consideration set forth in the Severance Agreement, you hereby agree as follows:

1. Release. You hereby release and forever discharge the Company and each of its past and present officers, directors, employees, agents, advisors, consultants, successors and assigns from any and all claims and liabilities of any nature by you including, but not limited to, all actions, causes of actions, suits, debts, sums of money, attorneys’ fees, costs, accounts, covenants, controversies, agreements, promises, damages, claims, grievances, arbitrations, and demands whatsoever, known or unknown, at law or in equity, by contract (express or implied), tort, pursuant to statute, or otherwise, that you now have, ever have had or will ever have based on, by reason of, or arising out of, any event, occurrence, action, inaction, transition or thing of any kind or nature occurring prior to or on the effective date of this Release. Without limiting the generality of the above, you specifically release and discharge any and all claims and causes of action arising, directly or indirectly, from your employment at the Company, arising under the Employee Retirement Income Security Act of 1974 (except as to claims pertaining to vested benefits under employee benefit plan(s) of the Company), Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Pay Act, the Rehabilitation Act, the Americans With Disabilities Act, Chapter 151B of the Massachusetts General Laws, Chapter 149 of the Massachusetts General Laws, the Massachusetts Civil Rights Act and the Massachusetts Equal Rights Laws and all applicable amendments, or any other law, statute, ordinance, rule, regulation, decision or order pertaining to employment or pertaining to discrimination on the basis of age, alienage, race, color, creed, gender, national origin, religion, physical or mental disability, marital status, citizenship, sexual orientation or non-work activities. Payment of any amounts and the provision of any benefits provided for in this Release do not signify any admission of wrongdoing by the Company or any of its affiliates.

The foregoing shall not restrict you from instituting any proceeding to enforce the Company’s obligations to you under this Release or to challenge the validity, or the knowing and voluntary nature, of this Release.

2. Older Workers Benefit Protection Act. Pursuant to the Older Workers Benefit Protection Act, the Company hereby advises you that you should consult an attorney before signing this Release, that you are entitled to take up to twenty-one (21) days from the date of your receipt of this Release to consider it and that you may have seven (7) days from the date you sign this Release to revoke it. The revocation must be personally delivered to the Company’s Human Resource Manager or his/her designee, or mailed to them via certified mail, return receipt requested and postmarked within seven (7) calendar days of your execution of this Release. This Release shall not become effective or enforceable until the revocation period has expired. Nothing herein is intended to, or shall, preclude you from filing a charge with any appropriate federal, state, or local government agency and/or cooperating with said agency in any investigation. You, however, explicitly waive any right to file a personal lawsuit and/or receive monetary damages that the agency may recover against each of the parties released in Paragraph 1 above, without regard as to who brought any said complaint or charge.

3. Confidentiality of this Release. You agree that you shall keep the terms of this Release strictly confidential and not disclose, directly or indirectly, any information concerning them to any third party, with the exception of your spouse (if you have a spouse), financial or legal advisors, provided that they agree to keep such information confidential as set forth herein and not disclose it to others, and except as may be required by court order or legal process.

4. Breach. You agree that all of the payments and benefits provided for in the Severance Agreement are subject to termination, reduction or cancellation in the event of your material breach of this Release.

5. Enforcement. The parties agree that any legal proceeding brought to enforce the provisions of this Release may be brought only in the courts of the Commonwealth of Massachusetts or the federal courts located in Massachusetts and each party hereby consents to the jurisdiction of such courts.

6. Severability. If any of the terms of this Release shall be held to be invalid and unenforceable and cannot be rewritten or interpreted by the court to be valid, enforceable and to meet the intent of the parties expressed herein, then the remaining terms of this Release are severable and shall not be affected thereby.

7. Miscellaneous. This Release and the Severance Agreement constitutes the entire agreement between the parties about or relating to your termination of employment with the Company, or the Company’s obligations to you with respect to your termination and fully supersedes any and all prior agreements or understandings between the parties.

8. Representations. You affirm that the only consideration for signing this Release is described in the Severance Agreement as referenced herein and that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Release, and that you fully understand the meaning and intent of this instrument. You agree that at all times during your employment you were properly compensated for all hours you worked and that you suffered no work related accident, illness or injury. You agree that you will not disparage the Company in any way, nor will you make any public comments or communications which tend to cast the Company, its owners, directors, officers or employees in a negative light.

You acknowledge that you have carefully read this Release, voluntarily agree to all of its terms and conditions, understand its contents and the final and binding effect of this Release, and that you have signed the same as your own free act with the full intent of releasing the Company from all claims you may have against it.

EMPLOYEE		CARBONITE, INC.

By:
Name:		Name:
Title:

Date Signed:		Date Signed:
By Above Party		By Above Party